Exhibit 5.1

January 13, 2004

Integrated Silicon Solution, Inc.

2231 Lawson Lane

Santa Clara, CA 95054

RE: REGISTRATION STATEMENT ON FORM S-3

We have examined the registration statement on Form S-3 (file no. 333-110931), as amended, filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 6,940,000 shares of your common stock to be issued and sold by you (including an over-allotment option of 915,000 shares granted to the underwriters) and 75,000 shares of your issued and outstanding common stock to be sold by the selling stockholders named in the registration statement (collectively, the “Shares”). The Shares are to be sold to the underwriters for resale to the public as described in the registration statement and pursuant to the underwriting agreement filed as an exhibit thereto.

As your legal counsel, we have examined the proceedings taken and proposed to be taken by you in connection with said sale of the Shares. Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner described in the registration statement, will be duly authorized, validly issued, fully paid and non-assessable. We consent to the use of this opinion as an exhibit to the registration statement, and further consent to the use of our name wherever appearing in the registration statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/    WILSON SONSINI GOODRICH & ROSATI